Exhibit 99.7
Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB
Tel: 020 7774 1000 | Telex: 94015777 | Cable: goldsachs london
Authorised and regulated by the Financial Services Authority
6 June 2007
The Supervisory Board
ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
Ladies and Gentlemen:
Registration Statement on Form F-4 of Barclays PLC
Reference is made to our opinion letter dated 22 April 2007 with respect to the fairness from a financial point of view to holders of outstanding ordinary shares of common stock, par value €0.56 per share (the “ABN AMRO Shares”), of ABN AMRO Holding N.V. (“ABN AMRO”) of the issue by Barclays PLC (“Barclays”) of 3.225 ordinary shares, par value £0.25 per share, of Barclays in exchange for each outstanding ABN AMRO Share.
The foregoing opinion letter is provided for the information and assistance of the Supervisory Board of ABN AMRO in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Barclays have determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Barclays.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of ABN AMRO's Financial Advisors”, “The Transaction— Background to the Transaction”, “The Transaction— Reasons for the Transaction —Opinions of ABN AMRO’s Financial Advisors” and “The Transaction—Opinions of ABN AMRO’s Financial Advisors” and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully,

/s/ Peter Kimpel
Peter Kimpel Managing Director
For and on behalf of GOLDMAN SACHS INTERNATIONAL